Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Madrigal Pharmaceuticals Announces $35 Million Private Placement Offering

West Conshohocken, PA — June 21, 2017 — Madrigal Pharmaceuticals, Inc. (NASDAQ: MDGL) today announced that it has entered into a definitive securities purchase agreement with a group of institutional accredited investors for the private placement offering of approximately 328,300 shares of its common stock and approximately 1.97 million shares of its Series A Convertible Preferred Stock.  The institutional investors participating in the private placement consist of a core group of existing, non-controlling stockholders of Madrigal.

For each share of common stock and each share of Series A Convertible Preferred Stock, the investors agreed to pay a negotiated purchase price of $15.23, resulting in gross proceeds to Madrigal, before deducting estimated offering expenses, of approximately $35 million. The private placement is expected to close on or about June 23, 2017, subject to customary closing conditions.

Madrigal expects to use the proceeds from the offering primarily to support the ongoing clinical development of its lead compound, MGL-3196, a first-in-class, oral, once-daily, liver-directed, thyroid hormone receptor (THR) β-selective agonist.  MGL-3196 is being developed as a treatment for patients with non-alcoholic steatohepatitis (NASH) and heterozygous familial hypercholesterolemia (HeFH). Madrigal recently reported that, following a prescheduled Data Safety Monitoring Board (DSMB) meeting to review data from Madrigal’s Phase 2 NASH clinical trial, the DSMB issued a positive recommendation for the continuation of the clinical trial with no changes to the protocol. Madrigal expects top-line results from two Phase 2 proof-of-concept trials by year-end.

“This additional capital and expanded support from our institutional shareholders reinforces our belief that MGL-3196 has the potential to safely and effectively address the serious unmet medical needs of patients with NASH as well as those with HeFH,” stated Paul A. Friedman, M.D., Chief Executive Officer of Madrigal. “Further, with the Phase 2 data expected by year-end, we are well-positioned to move MGL-3196 forward in an appropriate and expeditious manner.”

The Series A Convertible Preferred Stock is non-voting. Each share of Series A Convertible Preferred Stock is convertible into one share of Madrigal’s common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would beneficially own more than 4.99% of the total number of shares of Madrigal’s common stock or any other class of any equity security (other than an exempted security) that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, which may be increased or decreased to any other percentage at the holder’s election on 61 days’ notice delivered to Madrigal.

The securities offered and to be sold by Madrigal in this private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from registration requirements. Madrigal has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Madrigal Pharmaceuticals

Madrigal Pharmaceuticals, Inc. (Nasdaq: MGDL) is a clinical-stage biopharmaceutical company pursuing novel therapeutics that target a specific thyroid hormone receptor pathway in the liver, which is a key regulatory mechanism common to a spectrum of cardio-metabolic and fatty liver diseases with high unmet medical need. The company’s lead candidate, MGL-3196, is a first-in- class, orally administered, small-molecule, liver-directed, thyroid hormone receptor (THR) ß- selective agonist that is currently in Phase 2 development for NASH and HeFH. For more information, visit www.madrigalpharma.com.

Forward-Looking Statements

This communication contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company’s clinical development of MGL-3196, the timing and outcomes of clinical studies of MGL-3196, and the uncertainties inherent in clinical testing. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Madrigal undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s filings with the U.S. Securities and Exchange Commission for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied.

Investor Contact:

Marc Schneebaum, Madrigal Pharmaceuticals, Inc.

IR@madrigalpharma.com

Media Contact:

Mike Beyer, Sam Brown Inc.

mikebeyer@sambrown.com

312-961-2502